SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                 Current Report Pursuant to Section 13 or 15(d)
                     of The Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): July 20, 1998




                               EA Industries, Inc.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)




                                   New Jersey
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                 (State or other jurisdiction of incorporation)




         1-4680                                           21-0606484
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(Commission File Number)                       (IRS Employer Identification No.)




         185 Monmouth Parkway, West Long Branch, New Jersey 07764-9989
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          (Address of principal executive offices, including zip code)



                                 (732) 229-1100
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                         (Registrant's telephone number)





                                       N/A
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          (Former name or former address, if changed since last report.)

Item 5. Other Events.

     On July 20, 1998, the Company completed a private placement of 6% Convertible Notes (the "Notes") in the aggregate principal amount of $4,000,000. The Notes have the following terms: (i) a three year term, with a maturity date of July 17, 2001, (ii) an interest rate of 6% per annum, payable in shares of Common Stock of the Company as and upon conversion, (iii) convertible (a) in the first 90 days after issuance, and for conversions exceeding certain volume limitations, at 100% of the last closing bid price ("Closing Bid Price") of the Company's Common Stock on the trading day immediately preceding a conversion or
(b) in other cases, at 85% of the Market Price (as defined in the Notes) on the date of conversion, (iv) a maximum conversion price in each case initially equal to $ 4.125 per share and reset to the lower of $ 4.125 per share or the lowest Closing Bid Price during the 20 trading days ended on January 15, 1999, (v) adjustments to the conversion formulae for major changes in the Company's capital structure such as stock splits, (vi) restrictions on the Company`s rights to raise additional capital in excess of one million dollars for one year, (vii) a one year right of first refusal for the placement agent to conduct future offerings and for the holders of the Notes to be investors, (viii) a right by the Company if a conversion price would be at or below $2.00 per share to satisfy conversion with cash equivalent to the market price of the number of shares of Common Stock which would have been received on conversion with minimum payment equal to 110% of the converted principal plus interest and a maximum payment of 130% of the converted principal plus interest, (ix) a right of the holders if the Company concludes a major transaction such as certain mergers or asset sales, to require prepayment of the Notes at 125% of outstanding principal and interest or at an amount equal to the value of the stock which would have been received upon a conversion before the announcement of the transaction, and
(x) other provisions typically found in convertible notes.The proceeds of the offering will be used to provide additional working capital for the Company, primarily to support the anticipated growth in the Company's contract manufacturing operations.

     In addition, as part of the offering of the Notes, the Company issued warrants (the "Investor Warrants") to the holders of the Notes. The Investor Warrants entitle the holders to purchase an aggregate of 900,000 shares of Common Stock at a price of $ 3.1625 per share for a period of three years. As part of the offering of the Notes the Company paid a cash placement fee of $280,000 and issued certain warrants (the "Placement Agent Warrants") to the placement agent for the Notes entitling the placement agent of the Notes to purchase an aggregate of 102,857 shares of Common Stock at an initial price of $2.625 per share, which price would be reset in certain cases, for a period of five years. The placement agent is unrelated to the Company.

     The Company relied on an exemption from the registration provisions of the Securities Act of 1933, as amended (the "Act"), in connection with the issuance of the Notes, the Placement Agent Warrants and the Investor Warrants. The Company has agreed to file a registration statement under the Act for the resale of the shares issuable upon conversions under the Notes and upon exercise of the Investor Warrants and the Placement Agent Warrants, and to cause the Registration Statement to become effective on or before October 31, 1998. In addition the Company has granted a security interest in the stock of Service Assembly, Inc. to the holders of the Notes to secure the performance of the Company's obligations under the Notes and the related agreements.

ITEM 7. Exhibits

1.   Form of 6% Convertible Note.
2.   Form of Regulation D Subscription Agreement for 6% Convertible Notes.
3.   Form of Registration Rights Agreement for holders of 6% Convertible Notes
4.   Form of Stock Pledge Agreement.
5.   Placement Agent Agreement regarding 6% Convertible Notes.
6.   Form of Investor Warrant.
7.   Form of Placement Agent Warrant.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.



                                   EA Industries, Inc.
                                   Registrant


                                   By:   /s/Howard P. Kamins
                                       ------------------------------------
                                        Howard P. Kamins
Dated:  August 6, 1998                  Vice President  and General Counsel